Bay Banks of Virginia, Inc. Reports First Quarter 2013 Earnings up 33%

KILMARNOCK, Va., May 7, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 33% improvement in earnings of $140,000 for the quarter ended March 31, 2013 compared to $106,000 for the same quarter in 2012.

"Our first quarter results are highlighted by improved earnings, better asset quality and a stronger capital position," said Randal R. Greene, President and Chief Executive Officer. "We continue working on core earnings in 2013, but with a focus towards prudent growth into contiguous markets. Mortgage lending is one of the services we're well known for, so we're expanding our mortgage operations. Our new Residential Lending Division Manager, Robert Fleet, has a long history of relationships in neighboring Middlesex County, so we've chosen Hartfield, Virginia, as the place for our new Mortgage Loan Office. The Office is open for business, and a Grand Opening celebration will be held on May 17th."

According to Robert Fleet, "We've hired highly qualified people who know Middlesex County very well, some who were born and raised there. They provide personal service during the entire loan process, which is complemented by our ability to originate mortgages directly with Fannie Mae."

Mr. Greene also noted the Company's pending sale of the Trust Company's former office, stating that "We are thrilled the Town of Kilmarnock can use the former Bay Trust headquarters building and we anticipate closing on the sale around July 1, 2013."

Highlights

Net income for the first quarter was $140,000, an increase of 33% over the prior year's first quarter:

  Net interest income declined 1.3%, or $33,000.
  Provision for loan losses declined 13.6%, or $13,000.
  Noninterest income increased 27.4%, or $215,000.
  Noninterest expense increased 3.2%, or $101,000.

Asset quality continued to improve this quarter:

  Total classified assets declined $233,000, or 1.6%, on a linked quarter basis, to $14.1 million.
  Nonperforming assets declined $387,000, or 4.3% on a linked quarter basis, to $8.6 million.
  Net loan charge-offs declined to 0.24% of average loans, compared to 1.36% of average loans on a linked quarter basis.
  Allowance for loan losses remained at 1.29% of loans from quarter to quarter.

Net interest margin declined this quarter:

  Net interest margin declined to 3.40% from 3.58% on a linked quarter basis.
  Yield on earning assets declined to 4.41% from 4.79% on a linked quarter basis.
  Cost of funds improved to 1.06% from 1.23% on a linked quarter basis.

Capital levels remained solid this quarter after last quarter's successful private placement:

  Tangible common equity to tangible assets improved to 10.41% from 10.17% last quarter
  Tier 1 leverage ratio declined to 10.77% from 10.93% last quarter.

Net Interest Income

Net interest income before provision for loan losses declined a slight $33,000 to $2.6 million compared to the first quarter of 2012. Although the net interest margin declined to 3.40% from 3.58%, declines in interest income were offset by declines in interest expense. Interest income from loans declined by $70,000 as a result of reduced average loan balances, but maintained a yield of 5.38%. Interest income from securities declined by $92,000 due to both reduced balances and reduced yields, as higher-yielding securities were sold throughout the second and third quarters of 2012 to harvest gains. Total yield on earning assets declined to 4.41% from 4.77%. Interest expense from savings account deposits improved by $32,000, a result of reduced rates. Interest expense from time deposits improved by $93,000, due to both reduced balances and lower rates. Since approximately 75% of time deposits are 60-month terms, we expect continued cost savings as they continue to mature and renew at lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 1.08% from 1.24%.

Non-Interest Income

Non-interest income improved to $1,000,000 compared to $785,000 in the same quarter last year. This was due mainly to a $108,000 improvement in service charges and fees on deposit accounts, a direct result of the earnings enhancement projects completed during 2012. Also, increased capacity for origination and sales of loans to Fannie Mae added $55,000, and our additional Investment Advantage representative led to a $33,000 improvement in non-deposit product fees.

Non-Interest Expense

As we position the Company for growth and invest in new technologies, non-interest expense has increased by $101,000 to $3.3 million compared to the first quarter in 2012. Savings from last year's reduction in force have been redeployed into positions which will generate new revenue. As a result, salaries and benefits expense increased by $168,000. A portion of this increase was related to stock-based compensation to award key managers for the Company's performance during 2012. Reduced benefits expenses offset much of the increases. Expenses related to foreclosed properties, including losses on other real estate owned, which was reclassified from non-interest income into non-interest expense, declined by $74,000 compared to the first quarter of 2012. Savings from last year's renegotiation with our core system provider is being redeployed into new technologies to improve productivity, leaving technology-related expenses flat, for now.

Balance Sheet

Total assets declined by $5.7 million to $329.1 million as of March 31, 2013, compared to year-end 2012. This was due mainly to a $7.5 million decline in deposit balances, nearly half of which can be attributed to normal daily fluctuations in demand deposit balances. Time deposit balances declined by $2.7 million, which is acceptable at this time given our excess cash balances. Loan balances declined $4.4 million to $234.9 million, due mainly to the maturity of one large commercial loan. Residential first mortgage balances were down $968,000.

Capital grew by $208,000 during the first quarter to $36.8 million.

Asset quality

In the first quarter of 2013, asset quality continued to improve. Classified assets declined by $233,000 during the first quarter to $14.0 million, or 36.7% of tier 1 capital plus the allowance for loan losses. Non-performing assets declined by $387,000 to $8.6 million, or 2.6% of assets.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With nine bank offices located throughout the Northern Neck region and a residential lending production office in Middlesex County, the Bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

Selected Financial Data

Quarters ended:	3/31/2013	12/31/2012	3/31/2012
(Dollars in thousands)
BALANCE SHEET
Assets	$ 329,132	$ 334,798	$ 324,871
Loans	234,875	239,239	241,989
Deposits	267,695	275,175	274,110
Loans to deposits	87.7%	86.9%	88.3%

CAPITAL
Common equity	$ 36,793	$ 36,585	$ 28,045
Total equity to assets	11.18%	10.93%	8.63%
Tangible common equity to tangible assets	10.41%	10.17%	7.84%
Tier 1 leverage ratio	10.77%	10.93%	8.09%

PROFITABILITY MEASURES
Interest income	$ 3,353	$ 3,454	$ 3,505
Interest expense	774	830	893
Net interest income	$ 2,579	$ 2,624	$ 2,612
Provision for loan losses	83	572	96
Net interest income after provision	$ 2,496	$ 2,052	$ 2,516
Noninterest income	1,000	1,425	785
Noninterest expense	3,283	3,115	3,182
Income before taxes	$ 213	$ 362	$ 119
Income taxes	73	99	13
Net income	$ 140	$ 263	$ 106
Return on average assets	0.17%	0.33%	0.13%
Return on average equity	0.38%	0.81%	0.38%
Net interest margin	3.40%	3.63%	3.58%
Yield on earning assets	4.41%	4.75%	4.79%
Cost of funds	1.06%	1.12%	1.23%

PER SHARE DATA
Basic earnings per share (EPS)	$0.03	$0.10	$0.04
average basic shares outstanding	4,813,812	2,610,856	2,610,856
Diluted earnings per share (EPS)	$0.03	$0.10	$0.04
diluted average shares outstanding	4,816,490	2,613,096	2,612,206

ASSET QUALITY
Classified assets	$ 14,073	$ 14,306	$ 15,354
Classified assets to tier 1 capital + ALL	36.72%	37.54%	53.01%
Non-performing assets (excluding TDR's)	$ 8,620	$ 9,007	$ 8,929
Non-performing assets to total assets	2.62%	2.69%	2.75%
Net charge-offs	$ 142	$ 816	$ (24)
Net charge-offs to average loans	0.24%	1.36%	-0.04%
Loan loss reserves to non-performing loans	61.21%	52.83%	49.61%
Loan loss reserve to loans	1.29%	1.29%	1.37%

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.